Exhibit 99.1

PRESS RELEASE

For Immediate Release

For More Information Contact: Dave Witsken – dwitsken@brandscaffold.com

Brand Services, Inc. Announces Intent to Acquire Aluma Enterprises Inc.

--- St. Louis, Missouri (May 23, 2005) --- Brand Services, Inc. announced that it recently reached an agreement to acquire the operating assets of the Aluma Systems group of companies of Toronto, Ontario, Canada. Aluma serves a broad range of customers in the scaffolding and concrete construction industries from 35 locations worldwide.

In making the announcement, Paul Wood, President and CEO of Brand, said that the addition of Aluma’s strong operating team, combined with established relationships at a number of key industrial and commercial customers, will add to Brand’s existing strength in the United States and expand Brand’s presence and capabilities internationally.

Brand will operate its Canadian scaffolding business and its world-wide Concrete Construction business units under the Aluma Systems name. The company will continue its U.S. scaffolding operations under Brand operating subsidiaries. Aluma executive Michael Batchelor will become Brand’s Region Operating Vice President for scaffolding operations in Canada. Aluma executive Stephen Tisdall will continue to lead the acquired concrete construction business unit.

"We are excited about the prospects for our newly expanded organization and the market potential we have obtained with this acquisition. We are delighted that Mike, Stephen and their management teams are joining the Brand Services team and the contribution we know they will make to the company’s overall success. We are committed to provide them with the equipment and other resources that they will need to help us build a larger, more profitable business in the United States, Canada and throughout the world", Wood said.

Brand Services is the largest provider of scaffolding services for the North American market. Prior to the acquisition the company operated from 49 service locations throughout the United States and Western Canada.

Important Legal Information

This press release contains forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are not historical facts and constitute or rely upon projections, forecasts, assumptions or other forward-looking information. Generally these statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are inherently subject to known and unknown risks, uncertainties and assumptions. Our future results could differ materially from those expected or anticipated in the forward-looking statements.

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